Exhibit 99.1

Press Release

Zynga Reports Fourth Quarter and Full Year 2011 Financial Results

- Q4 Record Bookings of $306.5 Million, Up 26% Year-Over-Year and Up 7% From Q3

- Strong Growth in Player Network with 153 Million Monthly Unique Users in Q4

SAN FRANCISCO, Calif. – February 14, 2012 – Zynga Inc. (NASDAQ: ZNGA), the world’s leading provider of social game services, today announced financial results for the fourth quarter and full year ended December 31, 2011.

•	Full year 2011 record bookings of $1.16 billion, up 38% year-over-year, and revenue of $1.14 billion, up 91% year-over-year

•	Full year 2011 adjusted EBITDA of $303.3 million

•	Full year 2011 non-GAAP EPS of $0.24 and GAAP EPS of ($1.40)

•	Q4 record bookings of $306.5 million, up 26% year-over-year and up 7% from the prior quarter

•	Q4 adjusted EBITDA of $67.8 million, down 34% year-over-year

•	Q4 non-GAAP EPS of $0.05

Founder and CEO Mark Pincus said, “2011 was another milestone year for Zynga’s mission of connecting the world through games. We are seeing social games and more broadly play become one of the most popular pastimes on web and mobile. Zynga set new records in the year in terms of audience size, revenues and bookings. We saw great momentum in mobile and advertising and ended the year with a strong pipeline of new games. We are excited about the opportunities in front of us to continue delighting our current players and to bring play to millions of new people.”

Financial Highlights (in thousands, except per share data)

	Quarter ended		Year ended
	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010
Non-GAAP Results
Bookings	$306,507	$243,499	$1,155,509	$838,896
Adjusted EBITDA	$67,801	$103,192	$303,274	$392,738
Non-GAAP net income	$37,153	$63,159	$182,483	$238,900
Non-GAAP earnings per share	$0.05	$0.09	$0.24	$0.38

GAAP Results
Revenue	$311,237	$195,759	$1,140,100	$597,459
Net income (loss)	$(435,005)	$42,992	$(404,316)	$90,595
Diluted net income (loss) per share	$(1.22)	$0.05	$(1.40)	$0.11

Business Highlights

•	Daily active users (DAUs) increased from 48 million in the fourth quarter of 2010 to 54 million in the fourth quarter of 2011, up 13%.

•	Monthly active users (MAUs) increased from 195 million in the fourth quarter of 2010 to 240 million in the fourth quarter of 2011, up 23%.

•	Monthly unique users (MUUs) increased from 111 million in the fourth quarter of 2010 to 153 million in the fourth quarter of 2011, up 38%.

•	Average daily bookings per average DAU (ABPU) increased from $0.055 in the fourth quarter of 2010 to $0.061 in the fourth quarter of 2011, up 11%.

•	Monthly Unique Payers (MUPs) increased from 2.6 million in the third quarter of 2011 to 2.9 million in the fourth quarter of 2011, up 13%.

•	Zynga launched 12 games during 2011, including 4 titles on web-based platforms and 8 titles on mobile platforms.

•	As of December 31, 2011, Zynga had the top 5 most played games on Facebook, based on DAUs, including CastleVille, which launched in the fourth quarter of 2011 and reached 7 million DAUs in two weeks.

•

Zynga saw strong growth from mobile games in Q4 primarily from titles Dream Zoo, Words with Friends and Zynga Poker. These three games were among the top 10 grossing games on the iOS platform during the quarter.

2011 Annual Financial Summary

•	Bookings: Bookings were at a record level of $1.16 billion in 2011, an increase of 38% on a year-over-year basis.

•

Revenue: Revenue was $1.14 billion in 2011, an increase of 91% on a year-over-year basis. Online game revenue was $1.07 billion, an increase of 85% on a year-over-year basis. Advertising revenue was $74.5 million, an increase of 226% on a year-over-year basis.

•	Adjusted EBITDA: Adjusted EBITDA was $303.3 million in 2011, a decrease of 23% year-over-year, largely due to our increased investment in developing new games.

•

Net income (loss): GAAP net loss was $404.3 million in 2011, which included $510 million of stock-based compensation expense for restricted stock units issued to employees that, in accordance with GAAP, was previously unrecognized until the occurrence of a liquidity event, triggered by the Company’s initial public offering.

•	Non-GAAP net income: Non-GAAP net income was $182.5 million in 2011, a decrease of 24% year-over-year, largely due to our increased investment in developing new games.

•	EPS: Diluted EPS was ($1.40) for the full year 2011, compared to $0.11 for the full year 2010.

•	Non-GAAP EPS: Non-GAAP EPS was $0.24 for the full year 2011, compared to $0.38 for the full year 2010.

•

Cash flow: Cash flow from operations was $389.2 million for the full year 2011 compared to $326.4 million for the full year 2010. Free cash flow was $137.3 million for the full year 2011 compared to $309.3 million for the full year 2010.

Fourth Quarter Financial Summary

•

Bookings: Bookings were at a record level of $306.5 million for the fourth quarter of 2011, an increase of 26% compared to the fourth quarter of 2010 and an increase of 7% compared to the third quarter of 2011.

•

Revenue: Revenue was $311.2 million for the fourth quarter of 2011, an increase of 59% compared to the fourth quarter of 2010 and an increase of 1% compared to the third quarter of 2011. Online game revenue was $283.9 million, an increase of 51% compared to the fourth quarter of 2010. Advertising revenue was $27.3 million, an increase of 230% compared to the fourth quarter of 2010.

•

Adjusted EBITDA: Adjusted EBITDA was $67.8 million for the fourth quarter of 2011, a decrease of 34% year-over-year due primarily to our increased investment in developing new games, and an increase of 17% from the prior quarter.

•

Net income (loss): Net loss was $435.0 million for the fourth quarter of 2011, which included $510 million of stock-based compensation expense for restricted stock units issued to employees that, in accordance with GAAP, was previously unrecognized until triggered by our initial public offering.

•	Non-GAAP net income: Non-GAAP net income was $37.2 million for the fourth quarter of 2011, a decrease of 41% compared to the fourth quarter of 2010.

•	EPS: Diluted EPS was ($1.22) for the fourth quarter of 2011 compared to $0.05 for the fourth quarter of 2010.

•	Non-GAAP EPS: Non-GAAP EPS was $0.05 for the fourth quarter of 2011 compared to $0.09 for the fourth quarter of 2010.

•

Cash and cash flow: As of December 31, 2011, cash, cash equivalents and marketable securities were $1.92 billion, compared to $738.1 million as of December 31, 2010. Cash flow from operations was $164.0 million for the fourth quarter of 2011, compared to $57.8 million for the fourth quarter of 2010. Free cash flow was $101.9 million for the fourth quarter of 2011, compared to $86.4 million for the fourth quarter of 2010.

2012 Outlook

As of today, we are providing the following outlook for 2012:

•

Bookings are projected to be in the range of $1.35 billion to $1.45 billion. We expect that growth will be weighted towards the back-half of the year with slower sequential growth in the first half of the year.

•	Adjusted EBITDA is projected to be in the range of $390 million to $440 million.

•	Stock-based compensation expense is projected to be in the range of $400 million to $425 million excluding the impact of equity awards granted in connection with potential future acquisitions.

•	Capital expenditures are projected to be in the range of $140 million to $160 million. Our effective tax rate for non-GAAP net income is projected to be in the range of 20% to 25%.

•

We project non-GAAP weighted-average diluted shares outstanding to be approximately 865 million shares in Q1 2012 and approximately 890 million shares in Q4 2012. Full year 2012 non-GAAP EPS is projected to be in the range of $0.24 to $0.28.

Conference Call Details:

Zynga will host a conference call today, February 14, 2012, at 2:00 pm Pacific Time (5:00 pm Eastern Time) to discuss financial results. A live webcast of the conference call and supplemental slides will be accessible from the Investor Relations page of our website at http://investor.zynga.com, and a replay will be archived and accessible at the same website after the call. The conference call can also be accessed via dial-in:

Toll-Free Dial-In Number: (866) 515-9839

International Dial-In Number: (408) 774-4582

Conference ID: 46506257

A replay of the conference call will be available on the Investor Relations website, or via dial-in:

Replay Dial In: (855) 859-2056

Replay Dial In: (404) 537-3406

Conference ID: 46506257

About Zynga (www.zynga.com):

Zynga Inc. (NASDAQ: ZNGA) is the world’s leading provider of social game services with more than 240 million monthly active users playing its games, which include CityVille, FarmVille, Words With Friends, Scramble With Friends, CastleVille, Hidden Chronicles, Zynga Poker, Empires & Allies, Indiana Jones™ Adventure World, The Pioneer Trail, Mafia Wars and Café World. Zynga’s games are available on a number of global platforms, including Facebook, Google+, Tencent, Apple iOS and Google Android. Through Zynga.org, Zynga players have raised more than $10 million for world social causes. Zynga is headquartered in San Francisco, Calif.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, our outlook for full year 2012 bookings, adjusted EBITDA, stock-based compensation expense, capital expenditures, weighted average diluted shares, effective tax rate and non-GAAP EPS; our higher growth rate in the back-half of 2012; our launch of successful new games; the growth of the social games market, including mobile and advertising growth; and our future operational plans. Our actual results could differ materially from those predicted or implied, and reported results should not be considered as an indication of our future performance. Factors that could cause or contribute to such differences include, but are not limited to, our ability to launch new games in a timely manner and monetize these games, our ability to control expenses, competition, changing interests of players, intellectual property disputes or other litigation, changes in the Facebook platform or our relationship with Facebook, acquisitions by us and changes in corporate strategy or management.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our registration statement on Form S-1, as amended, filed with the Securities and Exchange Commission on December 15, 2011, copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We assume no obligation to update such statements. The results we report in our Annual Report on Form 10-K for the year ended December 31, 2011 could differ from the preliminary results we have announced in this press release.

DAU, MAU, MUU, and MUP figures presented above represent the average for each period presented.

MUPs represents the aggregate number of unique players who made a payment at least once during the applicable month through a payment method for which we can quantify the number of unique payers. The figures presented in this press release represent the quarterly average of the three months within each quarter presented. MUPs does not include payers who use certain payment methods for which we cannot quantify the number of unique payers. If a player made a payment in our games on two separate platforms (e.g. Facebook and Google+) in a month, the player would be counted as two unique payers in that month. Unique payer data for our mobile games for the third and fourth quarters of 2011 became available during the fourth quarter of 2011, and all MUP data in this press release includes mobile payer data.

Non-GAAP Financial Measures:

We have provided in this release non-GAAP financial information including bookings, adjusted EBITDA, free cash flow, non-GAAP net income and non-GAAP EPS, as a supplement to the consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use them to help assess the health of our business. We have provided reconciliations between our non-GAAP financial measures to the most directly comparable GAAP financial measures. However, we have not provided reconciliation of bookings outlook to revenue, adjusted EBITDA outlook to net income (loss), non-GAAP effective tax rate outlook to GAAP effective tax rate or non-GAAP EPS outlook to GAAP EPS because certain reconciling items necessary to accurately project revenue (including the projected mix of virtual goods sold in our games, and the projected estimated average lives of durable virtual goods for our games) are not in our control and cannot be reasonably projected due to variability from period to period caused by changes in player behavior and other factors. As revenue and/or net income for the applicable future period is a necessary input to determine all of these comparable GAAP figures, we are not able to provide these reconciliations. Accordingly, a reconciliation to revenue, net income (loss), GAAP effective tax rate and GAAP EPS is not available without unreasonable effort.

Some limitations of bookings, adjusted EBITDA, non-GAAP net income, free cash flow and non-GAAP EPS are:

•	Adjusted EBITDA and non-GAAP net income do not include the impact of stock-based compensation;

•	Bookings, adjusted EBITDA and non-GAAP net income do not reflect that we defer and recognize revenue over the estimated average life of virtual goods or as virtual goods are consumed;

•	Adjusted EBITDA does not reflect income tax expense;

•	Adjusted EBITDA does not include other income and expense, which includes foreign exchange gains and losses;

•

Adjusted EBITDA excludes both depreciation and amortization of intangible assets, while non-GAAP net income excludes amortization of intangible assets from acquisitions. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

•	Adjusted EBITDA and non-GAAP net income do not include gains and losses associated with legal settlements;

•

Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures, and removing the excess income tax benefits or costs associated with stock-based awards;

•	Non-GAAP EPS treats shares of convertible preferred stock as if they had converted to common stock at the beginning of each period presented;

•

Non-GAAP EPS gives effect to all dilutive awards outstanding, including stock options, warrants and unvested restricted stock units that were excluded from the GAAP diluted earnings per share calculation. See non-GAAP EPS reconciliation for further details; and

•

Other companies, including companies in our industry, may calculate bookings, adjusted EBITDA, non-GAAP net income and non-GAAP EPS differently or not at all, which will reduce their usefulness as a comparative measure.

Because of these limitations, you should consider bookings, adjusted EBITDA, non-GAAP net income, free cash flow and non-GAAP EPS along with other financial performance measures, including revenue, net income and our financial results presented in accordance with GAAP.

Contact:

Investors - Mike Gupta

415-339-5266

investors@zynga.com

Press - Dani Dudeck

415-503-0303

press@zynga.com

ZYNGA INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	December 31,
	2011	2010
Current assets:
Cash and cash equivalents	$1,582,343	$187,831
Marketable securities	225,165	550,259
Accounts receivable	135,633	79,974
Income tax receivable	18,583	36,577
Deferred tax assets	23,515	24,399
Restricted cash	3,846	2,821
Other current assets	34,824	24,353

Total current assets	2,023,909	906,214
Marketable securities	110,098	—
Goodwill	91,765	60,217
Other intangible assets, net	32,112	44,001
Property and equipment, net	246,740	74,959
Restricted cash	4,082	14,301
Other long-term assets	7,940	12,880

Total Assets	$2,516,646	$1,112,572

Current liabilities:
Accounts payable	$44,020	$33,431
Other current liabilities	167,271	78,749
Income tax payable	—	—
Current deferred revenue	457,394	408,470

Total current liabilities	668,685	520,650
Deferred revenue	23,251	56,766
Deferred tax liabilities	13,950	14,123
Other non-current liabilities	61,221	38,818

Total Liabilities	767,107	630,357
Stockholders’ equity:
Preferred stock	—	394,026
Common stock	4	2
Additional paid-in capital	2,426,164	79,335
Treasury stock	(282,897)	(1,484)
Other comprehensive income	362	114
Retained earnings	(394,094)	10,222

Total stockholders’ equity	1,749,539	482,215

Total Liabilities and Stockholders’ Equity	$2,516,646	$1,112,572

ZYNGA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenue:
Online game	$283,910	$187,481	$1,065,648	$574,632
Advertising	27,327	8,278	74,452	22,827

Total revenue	311,237	195,759	1,140,100	597,459
Costs and expenses:
Cost of revenue	104,135	51,603	330,043	176,052
Research and development	444,702	51,500	727,018	149,519
Sales and marketing	112,228	38,280	234,199	114,165
General and administrative	136,733	(17,088)	254,456	32,251

Total costs and expenses	797,798	124,295	1,545,716	471,987

Income (loss) from operations	(486,561)	71,464	(405,616)	125,472
Interest income	457	473	1,680	1,222
Other income (expense), net	(1,933)	(113)	(2,206)	365

Income (loss) before income taxes	(488,037)	71,824	(406,142)	127,059
Provision for (benefit from) income taxes	(53,032)	28,832	(1,826)	36,464

Net income (loss)	$(435,005)	$42,992	$(404,316)	$90,595

Deemed dividend to a Series B-2 convertible preferred stockholder	—	—	—	4,590
Net income attributable to participating securities	—	26,932	—	58,110

Net income attributable to common stockholders	$(435,005)	$16,060	$(404,316)	$27,895

Net income (loss) per share attributable to common stockholders:
Basic	$(1.22)	$0.06	$(1.40)	$0.12

Diluted (1)	$(1.22)	$0.05	$(1.40)	$0.11

Weighted-average shares used to compute net income (loss) per share atributable to common stockholders:
Basic	356,305	252,883	288,599	223,881

Diluted	356,305	359,769	288,599	329,256

Stock-based compensation included in the above line items:
Cost of revenue	$16,058	$543	$17,660	$2,128
Research and development	334,227	5,251	374,920	10,242
Sales and marketing	71,225	2,979	81,326	7,899
General and administrative	108,461	1,422	126,306	5,425

Total stock-based compensation	$529,971	$10,195	$600,212	$25,694

(1)	For periods when we have net income, diluted earnings per share results cannot be recalculated using the numbers above due to reallocation of net income as required by the two-class method. Refer to the Net income (loss) per share footnote in the Company’s filings for further details.

ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income (loss)	$(435,005)	$42,992	$(404,316)	$90,595
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	31,266	13,139	95,414	39,481
Stock-based compensation expense	528,785	9,662	583,453	23,782
Loss on equity method investment	—	192	—	558
Common stock warrant issued in connection with services	1,186	533	16,759	1,912
Accretion and amortization on marketable securities	646	851	2,873	1,746
Loss from sale of property and equipment	830	—	1,016	—
(Gain) from sale of investment	—	—	(1,566)	—
Excess tax (benefits) costs from stock-based awards	11,720	(39,742)	13,750	(39,742)
Deferred income taxes	4,367	(7,361)	4,367	(8,469)
Changes in operating assets and liabilities:
Accounts receivable, net	(16,156)	(24,200)	(55,432)	(69,518)
Income tax receivable	(14,626)	(25,799)	17,994	(25,287)
Other assets	7,555	(1,448)	(14,559)	(32,495)
Accounts payable	(8,466)	1,822	10,373	10,626
Deferred revenue	(4,730)	47,740	15,409	241,437
Other liabilities	56,587	39,444	103,637	91,786

Net cash provided by operating activities	163,959	57,825	389,172	326,412
Investing activities
Purchase of marketable securities	(137,408)	(91,331)	(649,972)	(804,542)
Sales of marketable securities	6,586	—	19,206	4,222
Maturities of marketable securities	116,245	97,368	841,560	319,820
Acquisition of property and equipment	(50,355)	(11,170)	(238,091)	(56,839)
Proceeds from sale of property and equipment	81	—	153	—
Acquisition of purchased technology and other intangible assets	(80)	(60)	(3,792)	(1,078)
Business acquisitions, net of acquired cash	(4,823)	(43,740)	(42,774)	(62,277)
Restricted cash	16,878	(3,190)	9,194	(16,469)
Proceeds from sale of investment	—	—	2,049	—
Purchase of other investments	—	(75)	(988)	(275)

Net cash used in investing activities	(52,876)	(52,198)	(63,455)	(617,438)

ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(In thousands, unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
Financing activities
Proceeds from initial public offering, net of offering costs	$961,402	$—	$961,402	$—
Taxes paid related to net share settlement of equity awards	(83,232)	—	(83,232)	—
Repurchase of common stock	—	(191)	(283,770)	(1,484)
Exercise of stock options	550	2,735	2,756	3,358
Excess tax benefits (costs) from stock-based awards	(11,720)	39,742	(13,750)	39,742
Net proceeds from issuance of preferred stock	—	—	485,300	309,821
Exercise of warrants	113	—	138	—

Net cash provided by financing activities	867,113	42,286	1,068,844	351,437
Effect of exchange rate changes on cash and cash equivalents	(68)	43	(49)	84
Net increase in cash and cash equivalents	978,128	47,956	1,394,512	60,495
Cash and cash equivalents, beginning of year	604,215	139,875	187,831	127,336

Cash and cash equivalents, end of period	$1,582,343	$187,831	$1,582,343	$187,831

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data, unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
Reconciliation of Revenue to Bookings
Revenue	$311,237	$195,759	$1,140,100	$597,459
Change in deferred revenue	(4,730)	47,740	15,409	241,437

Bookings	$306,507	$243,499	$1,155,509	$838,896

Reconciliation of Net income to Adjusted EBITDA
Net income	$(435,005)	$42,992	$(404,316)	$90,595
Provision for (benefit from) income taxes	(53,032)	28,832	(1,826)	36,464
Other income (expense), net	1,933	113	2,206	(365)
Interest income	(457)	(473)	(1,680)	(1,222)
Legal settlement	(2,145)	(39,346)	(2,145)	(39,346)
Depreciation and amortization	31,266	13,139	95,414	39,481
Stock-based compensation	529,971	10,195	600,212	25,694
Change in deferred revenue	(4,730)	47,740	15,409	241,437

Adjusted EBITDA	$67,801	$103,192	$303,274	$392,738

Reconciliation of Net income to Non-GAAP net income
Net income	$(435,005)	$42,992	$(404,316)	$90,595
Stock-based compensation	529,971	10,195	600,212	25,694
Amortization of intangible assets from acquisitions	7,151	4,348	26,282	8,600
Change in deferred revenue	(4,730)	47,740	15,409	241,437
Legal settlements	(2,145)	(39,346)	(2,145)	(39,346)
Tax effect of non-GAAP adjustments to net income	(58,089)	(2,770)	(52,959)	(88,080)

Non-GAAP net income	$37,153	$63,159	$182,483	$238,900

Reconciliation of GAAP diluted shares to Non-GAAP diluted shares
GAAP diluted shares	356,305	359,769	288,599	329,256
Add back: assumed preferred stock conversion (1)	252,428	270,727	288,833	241,963
Add back: other dilutive equity awards (2)	173,374	45,328	183,034	52,701

Non-GAAP diluted shares	782,107	675,824	760,466	623,920

Non-GAAP net income per share:	$0.05	$0.09	$0.24	$0.38

Reconciliation of cash provided by operating activities to free cash flow
Net cash provided by operating activities	$163,959	$57,825	$389,172	$326,412
Acquisition of property and equipment	(50,355)	(11,170)	(238,091)	(56,839)
Excess tax benefits from stock-based awards	(11,720)	39,742	(13,750)	39,742

Free cash flow	$101,884	$86,397	$137,331	$309,315

(1)	Gives effect to the conversion of convertible preferred stock into common stock as though the conversion had occurred at the beginning of the period.
(2)	Gives effect to all dilutive awards outstanding, including stock options, warrants and unvested restricted stock units that were excluded from the GAAP diluted earnings per share calculation because they were anti-dilutive as a result of our net loss position or they were considered participating securities and excluded from dilutive shares outstanding in accordance with GAAP. For comparability purposes, the impact of unvested restricted stock units, which were excluded from GAAP weighted-average diluted shares outstanding in periods prior to the IPO, are included in all periods presented.